Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

 FRANKLIN COVEY ANNOUNCES STRONG FISCAL
SECOND QUARTER 2011 RESULTS

Third Consecutive Quarter of Double-Digit Growth in Revenue and Adjusted EBITDA

~Revenue Up 19% to $35.5 Million~
~Adjusted EBITDA Improves 78% to $3.6 Million~
~Reiterates Fiscal 2011 Outlook~

Salt Lake City, Utah – March 31, 2011 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, today announced financial results for its fiscal second quarter ended February 26, 2011.

Net sales for the quarter totaled $35.5 million, an increase of 19% from $29.8 million reported in the second quarter of the prior year.  Adjusted EBITDA increased 78% to $3.6 million from $2.0 million in the second quarter of fiscal 2010.  Operating income also improved significantly, increasing by $2.6 million to $1.5 million compared with a loss of $1.1 million for the quarter ended February 27, 2010.

Commentary
Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey commented, “Our second quarter performance marked the third consecutive quarter of double-digit growth in revenue and Adjusted EBITDA.  Moreover, our unique business model, innovative products and services, extraordinary people, and high margins are helping to transform Franklin Covey into a growth company.  We once again achieved broad-based sales improvement across geographies and sales channels, with our U.S. based regional direct offices up 33%, international direct offices up 13%, international licensees up 12% and national account practices up 11% in the second quarter.”

Mr. Whitman continued, “We are encouraged by these results and even more excited about what the future holds for Franklin Covey. Our bookings momentum has continued to be strong, allowing us to reiterate the outlook that we have provided for Adjusted EBITDA in fiscal year 2011.  We are moving forward with our goals to significantly increase the size of our sales force, capitalize on the opportunity to grow our practices, and further expand the reach and penetration of our international licensees, which we expect will allow us to achieve continued growth in our operations in the future.”

Fiscal Second Quarter 2011 Results
Sales from the Company’s regional direct offices that serve clients in the U.S. and Canada were $19.0 million for the quarter, a 33% increase compared with $14.3 million in the second quarter of fiscal 2010.  A major contributor to this performance was the government services group, which recorded a $2.6 million sales increase from the prior year primarily due to significant contracts that were awarded during the third and fourth quarters of fiscal 2010.  Additionally, during the second quarter, sales through the U.S. regional direct geographic offices grew by $2.1 million.

Sales from the Company’s international direct offices increased by 13% to $6.6 million from $5.8 million in the second quarter of 2010 primarily due to growth in the Company’s direct office in Japan.

Licensee royalty revenues grew by 12% to $2.9 million from $2.6 million in the second quarter of fiscal 2010 resulting from improved performance by the majority of the Company’s international licensee partners year over year.

In the Company’s national account practices, revenues increased by 11%, driven by growth in all of the Company’s major practice areas including customer loyalty, education, and sales performance.

Self-funded marketing programs, which include public programs, book and audio sales, and delivered speeches, were essentially flat compared with the prior year at $1.8 million.

Gross margin from continuing operations for the quarter increased to 65.1% compared with 64.9% in the second quarter of fiscal 2010.

Selling, general, and administrative (SG&A) expenses increased $1.4 million to $19.9 million during the quarter primarily as a result of increased commissions on higher revenues and the addition of new sales personnel.  These increases were partially offset by non-recurring expenses recorded in the prior year.  As a percentage of sales, SG&A expenses improved to 56.1% of sales compared with 62.1% of sales in the second quarter of fiscal 2010.

Pre-tax income improved by $2.7 million to $0.9 million in the second quarter of fiscal 2011 compared with a loss of $1.9 million in the second quarter of fiscal 2010.  After the provision for income taxes, the Company reported net income of $0.3 million, or $0.02 per diluted share, for the second quarter of fiscal 2011 compared with a net loss of $0.4 million, or ($0.03) per share, in the second quarter of fiscal 2010.

The Company’s effective tax rate for the second quarter of fiscal 2011 was significantly higher than statutory combined rates, while its cash payments for taxes were significantly less.  The Company’s cash payments for income taxes are expected to remain significantly less than its income tax expense during the foreseeable future as the Company utilizes domestic net operating loss carryforwards and other deferred income tax assets.  After the domestic net operating loss carryforwards are utilized, the Company will be able to utilize available foreign tax credits, which will reduce the income tax liability in future periods.  After utilization of these deferred tax assets, the Company expects a more normalized income tax rate.

On June 1, 2010, Franklin Covey completed the sale of the products sales division of its wholly owned subsidiary in Japan.  The operating results of the Japan products sales division were reclassified and reported as discontinued operations for the quarter and two quarters ended February 27, 2010.

As of February 26, 2011, the Company had $1.3 million in cash and cash equivalents compared with $1.7 million at November 27, 2010.  The Company utilized its available cash to reduce the outstanding balance on its line of credit to $1.5 million at February 26, 2011, compared with $11.3 million at November 27, 2010.

Year-to-Date Fiscal 2011 Results
Reported net sales for the two quarters ending February 26, 2011 were $74.9 million, a 21% increase compared with $61.7 million for the same period in the prior year.  Adjusted EBITDA totaled $9.3 million, a $3.8 million improvement compared with Adjusted EBITDA of $5.5 million in fiscal 2010.  Pre-tax income was $3.6 million, a $4.8 million improvement compared with the $1.2 million loss for the two quarters ending February 27, 2010.  Including income taxes, net income for the two quarters ending February 26, 2011 improved by $1.2 million to $1.1 million, or $0.06 per diluted share, compared with a loss of $0.1 million, or $(0.01) per share, in fiscal 2010.  The improvement in the Company’s financial performance was consistent with the improvements noted for the quarter ended February 26, 2011 and included increased sales, improved gross margins, and significantly reduced SG&A expenses as a percentage of sales.

Fiscal Year 2011 Outlook
The Company is maintaining its previously provided fiscal 2011 outlook for Adjusted EBITDA in the range of $18 million to $21 million, representing growth of approximately 24% to 45% compared with fiscal 2010 Adjusted EBITDA.

Earnings Conference Call
On Thursday, March 31, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the quarter ended February 26, 2011.  Interested persons may participate by dialing 888-268-4176 (International participants may dial 617-597-5493), access code: 64517698.  Alternatively, a webcast will be accessible at the following Web site:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=3908998.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available from March 31 (6:00 pm ET) through April 7, 2011 by dialing 888-286-8010 (International participants may dial 617-801-6888), access code: 86017100.  The webcast will remain accessible through April 7, 2011 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2011; goals relating to the growth of the Company; and cash payments for income taxes.   Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring activities; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income from operations excluding the impact of interest expense, income tax expense, equity from the earnings of an equity method investee, amortization, depreciation, share-based compensation, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.
Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, FranklinCovey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact:			Media Contact:
FranklinCovey Steve Young 801-817-1776 investor.relations@franklincovey.com	or	ICR, Inc. Kate Messmer Wendt 203-682-8338 kate.messmer@icrinc.com	FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
( in thousands, except per share amounts )

	Quarter Ended		Two Quarters Ended
	February 26,	February 27,	February 26,	February 27,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$35,478	$29,751	$74,895	$61,677

Cost of sales	12,367	10,450	26,708	21,758
Gross profit	23,111	19,301	48,187	39,919

Selling, general, and administrative	19,915	18,466	39,704	35,740
Depreciation	788	1,012	1,698	1,986
Amortization	920	940	1,850	1,901
Income (loss) from operations	1,488	(1,117)	4,935	292

Interest expense, net	(636)	(733)	(1,340)	(1,448)
Income (loss) from continuing operations before
income taxes	852	(1,850)	3,595	(1,156)
Income tax benefit (provision)	(547)	1,433	(2,494)	855
Income (loss) from continuing operations	305	(417)	1,101	(301)

Income from discontinued operations, net of tax	-	36	-	168
Net income (loss)	$305	$(381)	$1,101	$(133)

Income (loss) from continuing operations per common share:
Basic and diluted	$0.02	$(0.03)	$0.06	$(0.02)

Net income (loss) per common share:
Basic and diluted	$0.02	$(0.03)	$0.06	$(0.01)

Weighted average common shares:
Basic	16,990	13,489	17,011	13,473
Diluted	17,379	13,489	17,247	13,473

Sales Detail by Category:
Training and consulting services	$33,337	$28,151	$70,893	$58,407
Products	1,543	797	2,819	1,668
Leasing	598	803	1,183	1,602

Total	$35,478	$29,751	$74,895	$61,677

Sales Detail by Region/Type:
U.S./Canada direct	$19,024	$14,325	$40,109	$28,864
International direct	6,605	5,842	14,104	12,305
Licensees	2,899	2,595	6,092	5,486
National account practices	4,338	3,904	8,763	8,652
Self-funded marketing	1,759	1,820	3,926	3,760
Other	853	1,265	1,901	2,610
Total	$35,478	$29,751	$74,895	$61,677

FRANKLIN COVEY CO.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Quarter Ended		Two Quarters Ended
	February 26,	February 27,	February 26,	February 27,
	2011	2010	2011	2010
Reconciliation of net income to Adjusted EBITDA:	(unaudited)		(unaudited)
Net Income (loss)	$305	$(381)	$1,101	$(133)
Adjustments:
Income from discontinued operations, net of tax	-	(36)	-	(168)
Interest expense, net	636	733	1,340	1,448
Income tax provision (benefit)	547	(1,433)	2,494	(855)
Amortization	920	940	1,850	1,901
Depreciation	788	1,012	1,698	1,986
Share-Based compensation	427	250	808	385
Reimbursed travel expenses	-	686	-	686
Management stock loan costs	-	268	-	268

Adjusted EBITDA	$3,623	$2,039	$9,291	$5,518